For additional information, contact:
T. Heath Fountain
Chief Executive Officer
(229) 426-6000 (Ext 6012)

COLONY BANKCORP, INC. EXPANDS INSURANCE DIVISION
WITH ACQUISITION OF THE ELLERBEE AGENCY

FITZGERALD, GA. (April 1, 2025) – Colony Bankcorp, Inc. (NYSE: CBAN) (“Colony” or the “Company”) today announced it has acquired The Ellerbee Agency, an Allstate appointed consumer property and casualty insurance agency. The agency will become part of Colony Insurance, the Company’s wholly-owned insurance subsidiary.

This acquisition expands Colony Insurance’s footprint and customer base with two new office locations in Monroe, Georgia (120 W Highland Avenue) and Greensboro, Georgia (1061 Parkside Commons, Suite 201).

Commenting on the announcement, T. Heath Fountain, Chief Executive Officer, said, “We are pleased to welcome The Ellerbee Agency to Colony. This acquisition supports our strategy of efficient growth and scalable expansion while staying true to our purpose of enabling progress in the communities we serve and delivering long-term value to our shareholders. The addition of experienced talent, strong customer relationships, and new markets positions us well for continued success.”

The Ellerbee Agency is led by Sean Ellerbee, a well-known industry professional with over two decades of experience. Sean will join Colony Insurance’s leadership team, where he will focus on sales and coaching efforts. The acquisition also includes the addition of eleven experienced agents, further strengthening Colony Insurance’s team.

Jason Barnes, President of Colony Insurance, added, “Sean and his team bring deep experience and a commitment to personalized service that aligns seamlessly with our culture. Their addition enhances our capabilities and creates new opportunities to improve our offerings as we continue to grow Colony Insurance.”

An investor presentation with additional details about the acquisition is available on the Investor Relations section of the Company’s website, www.colony.bank.

About Colony Bankcorp
Colony Bankcorp, Inc. is the bank holding company for Colony Bank. Founded in Fitzgerald, Georgia in 1975, Colony operates locations throughout Georgia as well as in Birmingham, Alabama; Tallahassee, Florida; and the Florida Panhandle. Colony Bank offers a range of banking solutions for personal and business customers. In addition to traditional banking services, Colony provides specialized solutions including mortgage lending, government guaranteed lending, consumer insurance, wealth management, credit cards and merchant services. Colony’s common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “CBAN.” For more information, please visit www.colony.bank. You can also follow the Company on social media.

Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, including statements related to the future performance of the Company. Forward-looking statements represent management's beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are no guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. You should not place undue reliance on such forward-looking statements. The Company undertakes no obligation to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

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